TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of the ___ day of May, 2004, by and among Angelo and Maxie’s, Inc., a Delaware corporation (“A&M”), as successor in interest to ISLANDS FLORIDA LP, a Delaware limited partnership (“Seller”), and SHELLS SEAFOOD RESTAURANTS, INC., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser previously entered into that certain Agreement for Purchase and Sale dated as of October 18, 1996 (the “Purchase Agreement”) pursuant to which Purchaser purchased from Seller the Assets (as defined therein) on and pursuant to the terms and conditions set forth therein; and

WHEREAS, A&M, as successor in interest to Seller, and Purchaser desire to terminate the Purchase Agreement, on and subject to the terms and conditions set forth herein, including payment by Purchaser of the amounts set forth herein.

NOW THEREFORE, in consideration of the representations, warranties and covenants contained in this Termination Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Termination of Purchase Agreement; Payments by Purchaser

1.1
Termination of Purchase Agreement. Upon the terms and conditions set forth in this Termination Agreement and effective as of the date on which the final installment of the Termination Payment (as defined below) is paid by Purchaser to A&M, the Purchase Agreement shall terminate and shall be of no further force or effect.

1.2
Payments by Purchaser. In consideration of A&M’s agreement to terminate the Purchase Agreement in accordance with the terms hereof, including any obligation of Purchaser to make any Additional Payments (as defined in the Purchase Agreement), Purchaser hereby agrees to pay to A&M $100,000 (the “Termination Payment”). The Termination Payment shall be payable in (i) six installments of $15,000 payable on May 30, 2004 and the 30th day of each month thereafter up to and including October 30, 2004; and (ii) one final installment of $10,000 payable on November 30, 2004. Installments of the Termination Payment received after 10 business days from the date on which payment thereof is due shall bear interest at a rate equal to seven percent (7%) per annum, which shall be payable upon demand and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. For the avoidance of doubt, the parties acknowledge and agree that, subject to Purchaser’s satisfaction of it’s obligations hereunder, Purchaser shall not be obligated to make any payment to A&M with respect to Additional Payments that have accrued but remain unpaid as of the date of this Termination Agreement or with respect to any Additional Payments that otherwise would have accrued on or after the date of this Termination Agreement, it being the intent of the parties that the obligation of Purchase to make any Additional Payments to Seller pursuant to the Purchase Agreement is superceded by Purchaser’s obligation to pay the Termination Payment pursuant to and in accordance with this Termination Agreement.

1.3
Default in Payment. Upon the occurrence of: (i) a default by Purchaser in the payment of any installment of the Termination Payment on or prior to the last day of any month in which such installment is due, or (ii) the commencement by Purchaser or any third party of any case, proceeding, or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to Purchaser, or seeking to adjudicate Purchaser a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to Purchaser’s debts, then in either case, A&M may declare the entire unpaid portion of the Termination Payment immediately due and payable and Purchaser shall immediately pay to A&M the entire unpaid portion of the Termination Payment, together with interest accrued thereon in accordance with Section 1.2 hereof.

ARTICLE II

Representations and Warranties

2.1	Representations and Warranties of Purchaser. Purchaser represents and warrants to A&M as follows:

(a)
Authority. Purchaser has full corporate power and authority to enter into and perform this Termination Agreement in accordance with its terms. Purchaser is not bound by or subject to any contractual or other obligation or restriction that would be violated by the execution or performance of this Termination Agreement, and the execution, delivery and performance of this Termination Agreement has been duly authorized by all necessary corporate action. This Termination Agreement is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws applicable to Purchaser affecting the rights of creditors generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)
Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality having jurisdiction over Purchaser is required to be obtained by Purchaser to authorize the execution and delivery by Purchaser of this Termination Agreement or the performance by Purchaser of this Termination Agreement.

2.2	Representations and Warranties of A&M. A&M represents and warrants to Purchaser as follows:

(a)
Authority. A&M has full corporate power and authority to enter into and perform this Termination Agreement in accordance with its terms. A&M is not bound by or subject to any contractual or other obligation or restriction that would be violated by the execution or performance of this Termination Agreement, and the execution, delivery and performance of this Termination Agreement has been duly authorized by all necessary corporate action. This Termination Agreement is the valid and binding obligation of A&M, enforceable against A&M in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws applicable to A&M affecting the rights of creditors generally, and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)
Consents. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality having jurisdiction over A&M is required to be obtained by A&M to authorize the execution and delivery by A&M of this Termination Agreement or the performance by A&M of this Termination Agreement.

ARTICLE III

Miscellaneous Provisions

3.1	Expenses. Each of A&M and Purchaser shall pay all of the costs and expenses incurred by it in connection with the transactions contemplated hereby.

3.2
Headings. The subject headings of the Articles and Sections of this Termination Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

3.3	Entire Agreement. This Termination Agreement contains the entire understanding of the parties with respect to the transactions contemplated by this Termination Agreement.

3.4	Modification and Waiver. No supplement, modification or amendment of this Termination Agreement shall be binding unless executed in writing by each of the parties.

3.5
Successors. This Termination Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns. Purchaser’s obligations hereunder shall be not assignable without the prior written consent of A&M.

3.6
Governing Law. This Termination Agreement and all transactions contemplated by this Termination Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.

3.7
Notices. Any notice required or desired to be served, given or delivered hereunder shall be in writing (including facsimile transmission), and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below, (b) in the case of mailed notice, five (5) days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service, one (1) business day after delivery to such courier service, and (c) in the case of facsimile transmission, upon transmission with confirmation of receipt, addressed to the party to be notified as follows:

If to A&M, to:	Angelo and Maxie’s, Inc.
Two North Riverside
Seventh Floor
Chicago, Illinois 60606
Attn: Greg Grosvenor
Facsimile: (312) 466-3321

If to Purchaser, to:	Shells Seafood Restaurants, Inc.
16313 North Dale Mabry
Suite 100
Tampa, Florida 33618
Attn: Warren Nelson

or to such other address as either of the parties may hereafter designate for itself by written notice to the other party in the manner herein prescribed.

3.8
Counterparts; Facsimile. This Termination Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. This Termination Agreement may be executed by facsimile which shall be deemed to be an original for all purposes.

3.9	Further Assurances. The parties hereto agree to execute such documents and take all such actions as may reasonably be required for the consummation of the transactions contemplated hereunder.

3.10
Enforcement Costs. In the event of a dispute arising hereunder or under any instrument contemplated hereby the prevailing party shall be entitled to receive reasonable attorney’s fees and expenses incurred in connection therewith.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first set forth above.

ANGELO AND MAXIE’S, INC.

By:___________________________________
Name:
Title:

SHELLS SEAFOOD RESTAURANTS, INC.

By: /s/ Warren R. Nelson

Name: Warren R. Nelson
Title: Executive Vice President/CFO